EXHIBIT 10.1

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE COMMISSION.

VITRASE® AGREEMENT

THIS VITRASE® AGREEMENT (the “Agreement”) is effective as of September 27, 2004 (the “Effective Date”), by and among Allergan Sales, LLC., a Delaware Limited Liability Company (“ASLLC”) (formerly Allergan Sales, Inc., a California Corporation), Allergan Pharmaceuticals Ireland, a Cayman Islands Company, (“API”) (successor in interest to Allergan Sales Ltd., an Irish corporation) (ASLLC and API shall collectively be referred to as “Allergan”), and ISTA Pharmaceuticals, Inc., a Delaware corporation (“ISTA”).

1. RECITALS

A. WHEREAS, ISTA has developed and holds patents and patent applications on a pharmaceutical formulation containing the enzyme hyaluronidase;

B. WHEREAS, ISTA and Allergan entered into the Original License Agreement (as defined below) regarding the development and distribution of a product tradenamed Vitrase® as well as the Original Supply Agreement (as defined below) regarding the supply of Vitrase®;

C. WHEREAS, ISTA has conducted clinical trials for the use of Vitrase® to treat vitreous hemorrhages and ISTA received an “approvable’ letter from the FDA dated April 3, 2003, regarding its application for the approval of Vitrase® to treat vitreous hemorrhage;

D. WHEREAS, ISTA has sought and obtained from the FDA an approval to market Vitrase® as a spreading agent to facilitate the dispersion and absorption of other drugs;

E. WHEREAS, Allergan and ISTA desire to amend and restate their commercial arrangement as it relates to Vitrase® pursuant to this Agreement.

THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, Allergan and ISTA mutually agree as follows:

2. DEFINITIONS

2.1	“Affiliate” shall mean any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least the lesser of (i) fifty percent (50%), or (ii) the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity.

2.2	“Allergan” shall have the meaning given it on page 1 of this Agreement.

2.3	“Allergan Royalty” shall mean a royalty of [ * ] of Net Sales of all Products in the Field.

2.4	“Allergan Territory” shall mean all countries within the European Union.

2.5	“API” shall have the meaning given it on page 1 of this Agreement.

2.6	“ASLLC” shall have the meaning given it on page 1 of this Agreement.

2.7	“Capital Infusion Event” shall mean the date on which ISTA has received in cash, in cumulative amount from April 1, 2004, gross proceeds of at least [ * ], whether through the issuance of debt, equity, or any security convertible into debt or equity or through the sale or license of an asset or assets; provided that cash received by ISTA pursuant to lines of credit or lease lines secured by receivables, inventory, fixed assets or equipment shall not be included in calculating the cumulative amount hereunder.

2.8	“Effective Date” shall have the meaning given it on page 1 of this Agreement.

2.9	“European Net Sales” shall mean, to the extent ISTA or its Affiliate sells Product directly to health care providers, the total amount invoiced to Third Parties in connection with the sales of the Product in the Field by ISTA or its Affiliates or, to the extent ISTA sells or distributes the Product through a licensee, sublicensee, distributor, agent or the like, the total amount invoiced by such licensee, sublicensee, distributor or agent in the Allergan Territory, in either case less, to the extent actually incurred:

(a)	amounts credited or payable for damaged, outdated and returned products;

(b)	trade, cost or quantity discounts earned or granted;

(c)	transportation charges (including insurance costs) for outbound freight related to delivery of the Product, sales taxes, use taxes, excise taxes and duties, and other similar charges;

(d)	wholesaler chargebacks for the difference between wholesale acquisition cost and the current contract price with government departments, group purchasing organizations and health plans; and

(e)	allowances for Medicare, Medicaid and other rebates and management fees, mandated, earned or granted.

European Net Sales shall be calculated in accordance with ISTA’s standard internal U.S. GAAP reporting policies and procedures. Any discount, allowance, rebate, management fee or wholesaler chargeback for the Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service, shall not be taken into consideration for the calculation of

European Net Sales. European Net Sales shall not include sales by ISTA to its Affiliates for resale, provided that if ISTA sells the Product to an Affiliate for resale, European Net Sales shall include the amounts invoiced by such Affiliate to Third Parties on the resale of such Product. A “sale” shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

2.10	“European Option” shall have the meaning given it in Section 4.2 of this Agreement.

2.11	“European Option Period” shall have the meaning given it in Section 4.2 of this Agreement.

2.12	“Field” shall mean any use of the Product for the posterior segment of the eye. Unless proven otherwise, the following sales shall be presumed to be in the Field: (a) any sales for use in the eye of the 6200 unit SKU of the Product, (b) any sales of the Product to the extent used to treat vitreous hemorrhage, or (c) any sales of the Product to a health care practitioner identified by ISTA or IMS, Scott Levin, or any other data source as a retinal specialist; and the following sales shall be presumed to be outside the Field, unless proven otherwise: (a) any sales of the Product to the extent used as a spreading agent to disperse other injected drugs or (b) any sales of the Product to the extent used in the anterior region of the eye.

2.13	“ISTA” shall have the meaning given it on page 1 of this Agreement.

2.14	“ISTA Territory” shall mean all of the countries of the world.

2.15	“Licensed Know-How” shall mean ISTA’s and its Affiliates’ rights existing as of the Effective Date, in and to all confidential information, trade secrets, research and results thereof, technology, know-how, discoveries, developments, improvements, techniques, data, methods, processes, instructions, formulae, drawings and specifications relating to the research, development, manufacture, registration, marketing or sale of the Products in the Field in the Allergan Territory, including without limitation, and with respect to the Products in the Field in the Allergan Territory.

2.16	“Licensed Patents” shall mean, to the extent that they have been filed or issue in the Allergan Territory:

(a)	the patents and patent applications set forth in Appendix 2.16 and any patents or patent applications covering the Product in the Field, and its method of manufacture and use, now owned or acquired by ISTA during the term of the European Option or under which ISTA has the right to grant sublicenses during the term of the European Option;

(b)	all patents arising from such applications identified in Section 2.16(a) and any divisionals, continuations, and continuations-in-part of such patents or applications;

(c)	any extension, renewal, re-examination or reissue of a patent identified in Section 2.16(a) or Section 2.16(b).

2.17	“Licensed Technology” shall mean the Licensed Know-How and the Licensed Patents.

2.18	“Net Sales” shall mean the total amount invoiced to Third Parties in connection with the sales of the Product in all of its final packaged forms by ISTA, its sublicensees or its Affiliates in the United States and its territories, commonwealths and possessions, less, to the extent actually incurred:

(a)	amounts credited or payable for damaged, outdated and returned products;

(b)	trade, cost or quantity discounts earned or granted;

(c)	transportation charges (including insurance costs) for outbound freight related to delivery of the Product, sales taxes, use taxes, excise taxes and duties, and other similar charges;

(d)	wholesaler chargebacks for the difference between wholesale acquisition cost and the current contract price with government departments, group purchasing organizations and health plans; and

(e)	allowances for Medicare, Medicaid and other rebates and management fees mandated, earned or granted.

Net sales shall be calculated in accordance with ISTA’s standard internal U.S. GAAP reporting policies and procedures. Any discount, allowance, rebate, management fee or wholesaler chargeback for the Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service, shall not be taken into consideration for the calculation of Net Sales. Net Sales shall not include sales by ISTA to its Affiliates or sublicensees for resale, provided that if ISTA sells the Product to an Affiliate or sublicensee for resale, Net Sales shall include the amounts invoiced by such Affiliate or sublicensee to Third Parties on the resale of such Product. A “sale” shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

2.19	“Original License Agreement” shall mean that License Agreement dated March 29, 2000, by and among Allergan Sales, Inc., Allergan Sales Ltd. and ISTA Pharmaceuticals, Inc.

2.20	“Original Supply Agreement” shall mean that Supply Agreement dated March 29, 2000 by and among Allergan Sales, Inc., Allergan Sales Ltd., and ISTA Pharmaceuticals, Inc.

2.21	“Product” shall mean any therapeutic composition developed by ISTA, containing Hyaluronidase, or a derivative, precursor, and/or analog thereof, regardless of form, dose or package.

2.22	“Third Party” shall mean any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.

2.23	“Termination Fee” shall have the meaning given it in Section 3.2 of this Agreement.

3. TERMINATION OF ORIGINAL AGREEMENTS

3.1 Termination:

Effective as of the Effective Date, Allergan and ISTA hereby terminate the following agreements, which shall no longer have any force and effect except as set forth in this Section 3.1: (i) the Original License Agreement; (ii) the Original Supply Agreement; (iii) that certain ISTA Pharmaceuticals, Inc. Series D Preferred Stock Purchase Agreement dated March 29, 2000, between ISTA and an Affiliate of Allergan, except Section 8.1 of the ISTA Pharmaceuticals, Inc. Series D Preferred Stock Purchase Agreement, which shall survive this termination; (iv) that certain Amended and Restated

Investors Rights Agreement dated March 29, 2000, among ISTA, an Affiliate of Allergan and certain other ISTA investors, as the same may have been amended through the date hereof, except Section 2(j) of the Amended and Restated Investors Rights Agreement, which shall survive this termination ; (v) that certain Amended and Restated First Refusal and Co-Sale Agreement dated March 29, 2000, among ISTA, an Affiliate of Allergan and certain other ISTA investors, as the same may have been amended through the date hereof; and (vi) that certain Credit Agreement between ISTA and Allergan Sales, Inc. attached as a schedule to the Original License Agreement, as the same may have been amended through the date hereof (collectively, with the Original License Agreement and the Original Supply Agreement, the “Original Agreements”). Pursuant to the terms of the Original License Agreement, Section 14 shall survive the termination of the Original License Agreement hereunder; pursuant to the terms of the Original Supply Agreement, Article 7 shall survive the termination of the Original Supply Agreement hereunder. For the avoidance of any doubt, except as provided in this Agreement, Allergan shall have no rights of any kind to Vitrase® or otherwise arising under the Original Agreements and Allergan shall be released of any and all obligations, milestone payments or royalty obligations otherwise due under the Original Agreements.

3.2 Termination Fee:

In consideration for Allergan’s agreement to terminate the Original Agreements, ISTA shall pay to Allergan a termination fee (the “Termination Fee”) of ten million dollars ($10,000,000), due on the following schedule:

3.2.1 ISTA shall pay to ASLLC $6.5 million within fifteen (15) calendar days of the Effective Date;

3.2.2 ISTA shall pay to API $3.5 million within the later of fifteen (15) calendar days after that date on which a Capital Infusion Event has occurred or five (5) calendar days after the Effective Date;

3.2.3 ISTA shall use its commercially reasonable efforts to expeditiously consummate a Capital Infusion Event as soon as commercially possible;

3.2.4 The $3.5 million due API pursuant to Section 3.2.2 shall earn interest, calculated from the Effective Date until payment is made, at the rate of the higher of (i) [             *             ] per annum or (ii) 30-day LIBOR plus [                 *                 ] per annum (the “Allergan Rate”). For purposes of this agreement, the Wall Street Journal (Western Edition) 30-day LIBOR rate shall be used as the reference benchmark. Interest will continue to be earned in perpetuity until the $3.5 million outstanding obligation is paid to API.

3.3 Allergan Royalty:

In additional consideration for Allergan’s agreement to terminate the Original License Agreement and Original Supply Agreement, ISTA shall, for a period of [             *             ] from the Effective Date, pay to ASLLC the Allergan Royalty due on Net Sales. Each Allergan Royalty payment shall be made on a quarterly basis and is due within thirty (30) days after the close of each calendar quarter to which the Allergan Royalty applies.

3.4 Audit:

Upon the written request of Allergan, but not more than once each calendar year, ISTA shall permit an independent public accountant selected by Allergan and acceptable to ISTA, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such of the records of ISTA as may be reasonably necessary to verify the accuracy of calculations of the Allergan Royalty hereunder in respect of any quarter or quarters ending not more than [                 *                ] prior to the date of such request. In the event such accountant concludes that higher Allergan Royalties were owed to Allergan during such period than reported by ISTA, the difference between the Allergan Royalty owed to Allergan and the Allergan Royalties actually paid to Allergan shall be paid by ISTA to Allergan within thirty (30) days of the date Allergan delivers to ISTA such accountants’ written report so concluding, along with interest on such sum at the Allergan Rate. The fees charged by such accountant shall be paid by Allergan unless the audit discloses that the Allergan Royalties are understated by more than [                 *            ] of the actual Allergan Royalties due for such period, in which case ISTA shall pay the reasonable fees and expenses charged by the accountant. Allergan agrees that all information subject to review under this Section 3.4 is confidential and that it shall cause its accountant to retain all such information in confidence.

4. EUROPEAN DEVELOPMENT; ALLERGAN’S EUROPEAN COMMERCIALIZATION OPTION

4.1 ISTA shall, at its expense, apply for regulatory approval of the Product for vitreous hemorrhage in the Allergan Territory (through a centralized filing with the European Medicines Evaluation Agency (or any successor entity thereto) “EMEA”) using the preclinical and clinical trial data existing as of the Effective Date, such approval not to include any approvals that may be required for pricing in the Allergan Territory (the “EU Regulatory Filing”). In making and prosecuting the EU Regulatory Filing, ISTA shall be responsible for making all decisions following any input received from Allergan.

ISTA shall make the EU Regulatory Filing within [        *        ] of the Effective Date and shall use its commercially reasonable efforts to obtain regulatory approval of the EU Regulatory Filing. ISTA shall promptly provide to Allergan copies of all material correspondence received from, and written summaries of material telephone conversations with, EMEA and other agencies and parties such as the rapporteur and co-rapporteur relating to the prosecution of the EU Regulatory Filing.

4.2 Subject to the terms and conditions of this Agreement, ISTA hereby grants to API an option to commercialize the Product in the Field pursuant to the EU Regulatory Filing in any and all countries in the Allergan Territory of Allergan’s choosing (the “European Option”). The European Option may be exercised at any time following the Effective Date up to and including [        *        ] after the approval of the EU Regulatory Filing (the “European Option Period”). API shall provide ISTA written notice of its exercise of the European Option and may do so at any time during the European Option Period.

4.3 In the event API exercises the European Option, API and ISTA shall enter into a European license agreement and related supply agreement on substantially the same terms as those that relate to European commercialization rights in the Original License Agreement and Original Supply Agreement, including without limitation, the royalty rates and milestone payments applicable to the Allergan Territory in the Original License Agreement. API shall thereafter, consistent with the requirements of the executed license and supply agreements, launch the Product in the Field in the Allergan Territory within [        *        ] from receipt of approval of the EU Regulatory Filing. The executed license agreement shall provide for the reversion of the rights granted to Allergan thereunder in the Allergan Territory, as ISTA’s sole and exclusive remedy, if the Product is not

launched in the Field in the Allergan Territory within such [            *            ] period. Notwithstanding the foregoing, upon the exercise of the European Option, the parties shall mutually agree on a supply price in the Allergan Territory, taking into account current cost structure associated with the Product.

4.4 In connection with the execution of the license and supply agreements described in Section 4.3 above, and solely following the exercise of the European Option hereunder, ISTA shall grant to API and its Affiliates, an exclusive license under the Licensed Technology, to use, market, distribute, offer to sell and sell the Product in the Field in the Allergan Territory under the EU Regulatory Filing. The license granted may only be sublicensed to an Affiliate of API and then only if such Affiliate agrees to be bound by all the terms and conditions of the applicable license and supply agreements as if it were API.

4.5 In the event that API declines to exercise the European Option, API shall provide written notice to ISTA of such decision no later than the end of the European Option Period (the “Decline Notice”). Failure to provide the Decline Notice within such time period shall result in reversion of all rights to the Product in the Allergan Territory to ISTA with no financial consideration being paid to API, Allergan or any of its Affiliates under this Section 4.

4.6 Upon receipt of the Decline Notice within the European Option Period, and in consideration of Allergan’s decision pursuant to the Decline Notice, all rights to the Product in the Allergan Territory shall revert to ISTA and ISTA shall thereafter pay to API or its affiliated designee a royalty of [        *        ] on European Net Sales.

4.7 If the EU Regulatory Filing is not approved by EMEA within [            *            ] following submission of the filing by ISTA hereunder, notwithstanding ISTA using commercially reasonable efforts to obtain such approval, all rights to the Product in the Allergan Territory shall revert to ISTA. If the EU Regulatory Filing is thereafter approved by EMEA, ISTA shall make the royalty payments set forth in Section 4.6 above.

4.8 Each payment under this Section 4 shall be made on a quarterly basis and is due within (a) [            *            ] after the close of each calendar quarter in which the sales were made, to the extent such sales are made by ISTA or its Affiliates directly to health care providers; or (b) [                    *                    ] after the close of each calendar quarter in which the sales were made, to the extent such sales are made by a licensee, sublicensee, distributor, agent or the like, as set forth in Section 2.9. Allergan shall have audit rights as set forth in Section 3.4 of this Agreement with respect to the European Net Sales substituting such term for “Allergan Royalty” throughout.

5. REPRESENTATIONS AND WARRANTIES

5.1 ISTA hereby represents and warrants that:

5.1.1 Authority. ISTA has the full right, power and corporate authority to enter into this Agreement, and to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

5.1.2 Ownership, Title. ISTA is the sole and exclusive owner or exclusive licensee of the entire right, title and interest in and to each of the Licensed Patents, and all of the Licensed Know-How and has the right to grant rights therein to Allergan in the Allergan Territory. All employees, consultants, advisors or contractors who have developed or assisted, in the development, or will develop or assist in the development of the Licensed Technology, have executed valid assignments of their rights to ISTA.

5.1.3 Litigation. To the best of ISTA’s knowledge as of the Effective Date, there are no litigation, actions, claims or suits by a Third Party threatened or pending before any court or governmental agency or other tribunal relating to the Licensed Patents or Licensed Know-How.

5.1.4 No Third Party Rights. ISTA has not authorized and shall not during the European Option Period authorize Third Parties to practice or otherwise grant rights or licenses to market and sell the Product in the Field in the Allergan Territory.

5.1.5 Validity and Infringement. As of the Effective Date, ISTA is not aware of any prior act or any fact which would cause it to conclude that any Licensed Patent is invalid or unenforceable, provided however, that ISTA expressly does not warrant that any ISTA patent is valid or enforceable.

5.1.6 Product Formulation. To the best of ISTA’s knowledge as of the Effective Date (other than as disclosed in writing to Allergan by way of a disclosure letter on the Effective Date) there are no defects in design or formulation of the Product which would adversely and unduly affect its performance or create an unusual and undue risk of injury to person or property.

5.2	Allergan hereby represents and warrants that (i) it has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement; and (ii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Allergan is a party or by which it is bound, nor to Allergan’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.3	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

6. INDEMNIFICATION

6.1	ISTA shall indemnify, defend and hold Allergan, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which are asserted by a Third Party and which: (i) arise from ISTA’s (or its Affiliates’ or sublicensees’) sale of the Product outside the Allergan Territory, use of the Product outside the Allergan Territory or the manufacture of the Product outside the Allergan Territory or the safety or efficacy of the Product, including any theory of strict liability in tort or any other theory of product liability; or (ii) prior to API’s exercise of the European Option hereunder, arise from ISTA’s use of the Product in the Allergan Territory; or (iii) arise from claims that the Product or its manufacture, use or sale infringes a patent, trademark or other proprietary right of a Third Party; or (iv) arise from a breach of a representation or warranty in Section 5.

6.2	Allergan shall indemnify, defend and hold ISTA, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which are asserted by a Third Party and which: (i) following API’s exercise of the European Option hereunder, arise from Allergan’s (or its Affiliates’ or sublicensees’) sale of the Product in the Allergan Territory or use of the Product sold by Allergan (or its Affiliates’ or sublicensees’) in the Allergan Territory; or (ii) arise from a breach of a representation or warranty in Section 5.

6.3	If either party expects to seek indemnification under this Article 6, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within [ * ] after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each such party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent shall not be unreasonably withheld or delayed) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

7. RELEASE

7.1 Allergan’s Release. Allergan and its Affiliates, for themselves and their agents, successors and assigns, do hereby forever release and discharge ISTA, its Affiliates, and any of their past or present agents, employees, officers, directors, attorneys and suppliers from any causes of action, losses, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Original Agreements and/or the Product.

7.2 ISTA’S Release. ISTA and its Affiliates, for themselves and their agents, successors and assigns, do hereby forever release and discharge Allergan, its Affiliates, and any of their past or present agents, employees, officers, directors, attorneys and suppliers, from any causes of action, losses, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Original Agreements and/or the Product.

7.3 Waiver of Section 1542 of the California Civil Code and Similar Statutes. The parties specifically understand, acknowledge and agree that this is a full and final release, which shall be effective as a bar to all actions, claims, counterclaims, obligations, causes of action, losses, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected and unsuspected, fixed and contingent, hereinabove specified to be so barred. The parties having been fully advised by their respective counsel, hereby expressly and voluntarily waive all rights or benefits that they and each of them might otherwise have under the provisions of § 1542 of the Civil Code of the State of California, and under all federal, state and/or common law statutes or principles of similar effect. The parties recognize that § 1542 of the Civil Code of the State of California reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.4	Allergan and ISTA shall each bear their own attorneys’ fees and costs incurred in the preparation of this Agreement.

7.5	This Agreement is entered into solely by way of compromise and settlement and is not and shall not be construed as an admission of liability, responsibility or fault by either party.

8. MISCELLANEOUS

8.1	Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of the parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction (which shall be deemed an assignment). Notwithstanding the foregoing, Allergan can sell, transfer or assign its rights under this Agreement to any Third Party as part of a sale of substantially all of its assets related to its ophthalmic pharmaceutical business or its European ophthalmic pharmaceutical business. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

8.2	Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions. Allergan and ISTA acknowledge and agree that each provision of this Agreement is material to their respective decisions to enter into this Agreement. Allergan and ISTA further acknowledge and agree that neither of them would have entered into this Agreement in the absence of any of its provisions.

8.3	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or international courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the earlier of receipt by the addressee or the second business day after dispatch by recognized international courier.

If to ISTA:	ISTA Pharmaceuticals, Inc.
15279 Alton Parkway, Suite 100
Irvine, California 92618
Attention: Chief Financial Officer
Fax: (949) 789-7740
Tel: (949) 788-6000

With a copy to:	Latham & Watkins LLP
12636 High Bluff Drive, Suite 300
San Diego, California 92130
Attention: Faye H. Russell, Esq.
Fax: (858) 523-5400
Tel: (858) 523-5450

If to Allergan:	Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: Corporate VP Business Development
Fax: (714) 246-6987
Tel: (714) 246-4500

With a copy to:	Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: General Counsel
Fax: (714) 246-6987
Tel: (714) 246-4535

8.4	Confidentiality and Publicity. Allergan and ISTA agree that in characterizing or describing the terms and conditions of this Agreement, neither party will make any statements that such party has been successful, attained a victory, or prevailed. Allergan and ISTA acknowledge that this Agreement is the product of a compromise and a desire by both parties to restore their relationship to one of respect and collegiality. Allergan and ISTA shall, within two (2) business days after the Effective Date, issue a joint press release in the form attached hereto as Exhibit A.

8.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, without reference to its conflict of laws, rules and in connection with any dispute hereunder, subject to Section 8.6 below, the parties consent to exclusive jurisdiction and venue in the state and federal courts in Orange County, California, United States.

8.6	Dispute Resolution. Except with respect to matters pertaining to injunctive relief, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officers of ISTA and Allergan (or their respective executive officer level designees) for attempted resolution by good faith negotiations within [ * ] after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such [ * ] period, the parties shall submit this dispute to binding arbitration before a single arbitrator in Orange County, California, such arbitration to be conducted pursuant to the American Arbitration Association rules for commercial disputes then in effect. The arbitrator may permit limited discovery as her or she deems appropriate in the circumstances of the dispute. The arbitrator shall have no power to include an award of attorneys’ fees and costs to the prevailing party, or to award punitive, special, incidental or consequential damages.

8.7	Entire Agreement. This Agreement, including any exhibits attached hereto, and that certain Confidential Disclosure Agreement dated February 8, 1999 between the parties contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

8.8	Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

8.9	Independent Contractors. It is expressly agreed that ISTA and Allergan shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither ISTA nor Allergan shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

8.10	Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether or a similar nature or otherwise.

8.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have by their duly authorized representatives hereunto set their hands the day and year first above written.

DATED: September 27, 2004	ALLERGAN SALES, LLC.

	By	/s/ F. Michael Ball
	Print Name	F. Michael Ball
	Title	EVP and President Pharmaceuticals

DATED: September 27, 2004	ALLERGAN PHARMACEUTICALS IRELAND

	By	/s/ Collin O’Neil
	Print Name	Collin O’Neil
	Title	Managing Director

DATED: September 27, 2004	ISTA PHARMACEUTICALS, INC.

	By	/s/ Lauren Silvernail
	Print Name	Lauren Silvernail
	Title	Chief Financial Officer and Vice President, Corporate Development

Appendix 2.16

Pending Patent Applications of ISTA Pharmaceuticals, Inc.

as of the Effective Date

Ref No.	Country	Serial No.	Title	Filing Date
ASCINC.016QEP	EPO	98924866.1	Use of Hyaluronidase in the Manufacture of An Ophthalmic Preparation for Liquefying Vitreous Humor in the Treatment of Eye Disorders	05/22/1998

ASCINC.016VEP	EPO	96944203.7	Enzymatic Method and Compositions for Treating Intravitreal Hemorrhagic Blood	11/20/1996

EXHIBIT A

PRESS RELEASE